Exhibit 99

    HILAND PARTNERS, LP ANNOUNCES APPOINTMENT OF NEW DIRECTOR TO BOARD OF ITS
                                 GENERAL PARTNER

    ENID, Okla., May 11 /PRNewswire-FirstCall/ -- Hiland Partners, LP (Nasdaq:
HLND) (the "Partnership") announced today the appointment of Rayford T. Reid to the board of directors of its general partner, Hiland Partners GP, LLC. Mr. Reid has also been named to the compensation committee of the board of directors.

    Mr. Reid has more than 30 years of investment banking, financial advisory and commercial banking experience, including 25 years focused on the oil and gas industry. During the last 20 years, Mr. Reid has served as President of R. Reid Investments Inc. ("Reid Investments"), a private investment banking firm which exclusively serves companies engaged in the energy industry. Reid Investments specializes in mergers, acquisitions and divestitures and traditional and non-traditional private placements of debt and equity.

    Prior to organizing Reid Investments in 1985, Mr. Reid spent three years with R.R.Y. Partners in Dallas, eight years with Salomon Brothers in New York and Dallas and two years with Liberty National Bank in Oklahoma City. As the founder of R.R.Y. Partners, Mr. Reid was responsible for that firm's oil and gas investment banking and financial advisory activities. Mr. Reid began his career at Salomon Brothers in 1974 in the sales department where he established several significant relationships with Fortune 100 companies. In 1976, Mr. Reid joined Salomon Brothers' investment banking department with responsibilities for merger and acquisition activities. Mr. Reid moved to Dallas in 1978 to assume corporate finance responsibilities for corporations headquartered in the southwest and to manage Salomon Brothers' significant partnership investments in oil and gas. From 1978 to 1982, Mr. Reid was instrumental in developing several new methods to finance oil and gas projects, significantly increasing the size and scope of Salomon Brothers' oil and gas practice. From 1971 through 1972, Mr. Reid was employed by the Liberty National Bank and Trust Company in Oklahoma City, Oklahoma. In 1972 Mr. Reid became an officer of the bank.

    Mr. Reid received his undergraduate education at Oklahoma State University and his graduate business education at the Wharton School of the University of Pennsylvania.

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    About Hiland Partners, LP
    Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of seven natural gas gathering systems with approximately 825 miles of gathering pipelines, four natural gas processing plants, three natural gas treating facilities and two NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

    This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

    The information contained in this press release is available on the Partnership's website at http://www.hilandpartners.com .

SOURCE  Hiland Partners, LP
    -0-                             05/11/2005
    /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
    /Web site:  http://www.hilandpartners.com /